Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Senior Management Promotions

– Daniel M. Junius named President and Chief Operating Officer –

– John M. Lambert, Ph.D., named Executive Vice President –

WALTHAM, MA, July 31, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products, today announced two senior management promotions. Daniel M. Junius has been named President and Chief Operating Officer. John M. Lambert, Ph.D., has been named Executive Vice President, Research and Development, and will continue as ImmunoGen’s Chief Scientific Officer.

“In the three years he’s been with us, Dan has made very important contributions to positioning ImmunoGen for success as the Company evolves from an organization focused principally on research to one with a significant clinical pipeline. We look forward to Dan’s leadership in his new capacities as our programs and those of our collaborators continue to advance,” commented Mitchel Sayare, Chairman and Chief Executive Officer. “John, in turn, has a phenomenal wealth of scientific expertise in our field that both we and our collaborators find invaluable. His expertise is highly complementary to Dan’s. John’s promotion to Executive Vice President reflects the tremendous value John has added to our organization as our head of research.”

Daniel M. Junius, President and Chief Operating Officer

Prior to his promotion to this newly created position, Mr. Junius, age 55, was Executive Vice President and Chief Financial Officer (CFO) of ImmunoGen with responsibility for the Company’s financial, planning, manufacturing, and administrative functions. With this promotion, Mr. Junius gains responsibility for the remaining corporate functions, including research, clinical development, regulatory, business development and alliance management. ImmunoGen has initiated a search for a chief financial officer and, until the position is filled, Mr. Junius also will continue to function in that capacity.

Mr. Junius joined ImmunoGen in May 2005 as Senior Vice President, Finance and CFO with over twenty years of business experience. He was promoted to Executive Vice President, Finance and CFO in July 2006. Mr. Junius had been Executive Vice President

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and CFO of New England Business Service, Inc. (NEBS) from 1998 until its acquisition by Deluxe Corporation in 2004. Prior to NEBS, he was Vice President and CFO of Nashua Corporation. Mr. Junius joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming its CFO in 1996. He has a Masters in Management from Northwestern University’s Kellogg School of Management.

John M. Lambert, Ph.D., Executive Vice President, Research and Development and Chief Scientific Officer

Prior to this promotion, Dr. Lambert, age 56, was Senior Vice President, Research and Development and Chief Scientific Officer of ImmunoGen. John M. Lambert joined the Company in 1987 as Senior Director of Research and was promoted to Vice President, Research and Development in 1994, to Senior Vice President, Pharmaceutical Development in 2000 and then to Senior Vice President, Research and Development and Chief Scientific Officer in early 2008. Prior to his tenure with ImmunoGen, Dr. Lambert was Assistant Professor of Pathology at the Dana-Farber Cancer Institute in Boston, MA. Dr. Lambert received his doctorate in Biochemistry from Cambridge University in England.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies, and the creation and attachment of potent cell-killing agents. The Company’s Tumor-Activated Prodrug (TAP) technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis and Biogen Idec also are testing TAP compounds in the clinic, and a naked antibody is in clinical trials through the Company’s collaboration with sanofi-aventis.

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